Exhibit 1.01 to Form SD – Conflict Minerals Report

I. Introduction

This Conflict Minerals Report of J.Crew Group, Inc. (“J.Crew,” the “Company,” “we,” “our” or “us”) for the year ended December 31, 2018 is being made in compliance with Rule 13p-1 under the Securities Exchange Act of 1934 (the “Rule”). Certain J.Crew products contain components that use tin, tantalum, tungsten and/or gold (“3TG”), and for which the 3TG are necessary to their functionality or production. Due to the depth of the supply chain, J.Crew is far removed from the sources of ore from which these metals are produced and the smelters/refiners that process those ores; the efforts undertaken to identify the country(ies) of origin of those ores reflect our circumstances and position in the supply chain. The amount of information globally on the traceability and sourcing of these ores continues to be limited at this time; this situation is not unique to J.Crew.

The Company conducted a reasonable country of origin inquiry (“Reasonable Country of Origin Inquiry”) to determine whether the 3TG in the Company’s products originated in the Democratic Republic of the Congo or an adjoining country as defined in Rule 13p-1 under the Securities Exchange Act of 1934, as amended (the “Covered Countries”). In-scope suppliers were asked to respond to the Responsible Minerals Initiative (RMI) (formerly Conflict-Free Sourcing Initiative) Conflict Minerals Reporting Template (“CMRT”) to identify 3TG smelters and refiners (“SOR”) and associated countries of origin. Based on the Reasonable Country of Origin Inquiry, we know or have reason to believe that some of the 3TG in J.Crew’s products originated in the Covered Countries and are not or may not be from recycled or scrap sources. Accordingly, we exercised due diligence to determine the source and chain of custody of the 3TG in our products, as described in this Report.

II. Products Covered

The products covered by this Conflict Minerals Report were sourced directly by, and manufactured for, J.Crew in calendar year 2018. J.Crew does not directly manufacture products but “contracts to manufacture” from its suppliers J.Crew ® , crewcuts ® and Madewell ®  brand products that may contain gold, tin, tungsten and tantalum, including (i) women’s apparel, (ii) men’s apparel, (iii) children’s apparel, and (iv) accessories. For example, 3TG may be found in items such as buttons, zippers, snaps and other trims.

III. Design of Due Diligence Measures

J.Crew designed its overall conflict minerals procedures to conform with the Organisation for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Third Edition (2016), and related Supplements on Tin, Tantalum and Tungsten and on Gold (collectively, “OECD Guidance”). In particular, the Company designed its due diligence to follow the OECD five-step framework, as applicable:

•	Establish strong company management systems;
•	Identify and assess risks in the supply chain;
•	Design and implement a strategy to respond to identified risks;
•	Carry out independent third-party audit of supply chain due diligence; and
•	Report on supply chain due diligence.

It is important to note that the OECD Guidance was written for both upstream and downstream companies in the supply chain. As J.Crew is a downstream company in the supply chain, our due diligence practices were tailored accordingly.

IV. Due Diligence Measures Performed by J.Crew for 2018 Reporting Period

As described above, the Company’s in-scope suppliers were asked to respond to the CMRT with information about the SOR and countries of origin of the necessary 3TG in J.Crew’s products. The Company reviewed and evaluated completed CMRTs and followed up with suppliers that submitted incomplete responses. The Company also followed up with suppliers that did not return CMRTs. SOR disclosed in the CMRTs were evaluated against the RMI Responsible Minerals Assurance Program (“RMAP”) list to determine whether the reported SOR were considered RMAP “compliant” or “active” (the latter of which means the SOR is currently engaged in the audit process).

J.Crew also:

•	Provided new suppliers with information on our conflict minerals requirements as part of the onboarding process; and
•

Provided surveyed suppliers with CMRT requirements and conflict minerals materials to raise awareness concerning the commitments and requirements expected of J.Crew suppliers, supported by email and phone dialogues.

In addition, J.Crew has in place the following due diligences measures:

•	A Conflict Minerals Policy, which is publicly available at https://www.jcrew.com/flatpages/social_res_april1_5.jsp?bmUID=lMfyOwQ and provided to the Company’s suppliers;
•	A grievance mechanism by which questions and concerns about the Company’s Conflict Minerals program may be raised with the Company by contacting socialresponsibility@jcrew.com;
•	An internal team to support supply chain due diligence, which includes members of the legal team and social responsibility team and reports to the General Counsel;
•	A system of controls and transparency over the Conflict Minerals supply chain;
•	Implementation of internal measures taken to strengthen company engagement with suppliers;
•	Implementation of a strategy to respond to supply chain risks;
•	A system of reporting to senior management and the Audit Committee of the Board of Directors on findings; and
•	A risk mitigation plan that allows for continued trade with a supplier during the supplier’s risk mitigation efforts.

We do not have direct relationships with smelters or refiners and, accordingly, we do not perform direct audits of these entities in our supply chain. Rather, we rely on the efforts of industry associations that administer independent third-party SOR audit programs. In this regard, we relied on the RMI RMAP list of compliant SOR.

In accordance with the OECD Guidance and the Rule, this Conflict Minerals Report is being filed with the SEC as an exhibit to the Company’s Form SD and is publicly available at investors.jcrew.com.

V. Identified Smelters or Refiners (SOR)

Based on the survey responses received from J.Crew’s suppliers, J.Crew was not able to identify all SOR for all 3TG used in its products. J.Crew has identified the SOR listed below that may have processed 3TG used in our products.

As noted, where we have been able to identify the SOR involved, those facilities were referenced against the RMAP list of validated smelters in order to determine the mine or location with the greatest possible specificity. Countries of origin for the minerals processed by the identified SOR were reported to include: Argentina, Armenia*, Australia, Austria*,Belgium*, Bolivia, Brazil, Cambodia, Canada, Chile, China, Colombia, Czech Republic*, Djibouti, Ecuador, Egypt, Estonia*, Ethiopia*, France, Germany*, Guinea, Guyana, Hong Kong*, Hungary*, India, Indonesia, Ireland*, Israel*, Italy, Ivory Coast, Japan*, Jersey*, Kazakhstan, Kenya, Kyrgyzstan, Laos, Luxembourg*, Madagascar, Malaysia, Mexico, Mongolia, Morocco*, Mozambique, Myanmar, Namibia, Netherlands, Niger, Nigeria, Papua New Guinea, Peru, Philippines, Poland*, Portugal, Russia, Saudi Arabia, Sierra Leone, Singapore*, Slovakia*, South Africa, South Korea, Spain, Suriname, Sweden, Switzerland*,Taiwan*, Tajikistan, Thailand, Turkey, United Arab Emirates, United Kingdom, U.S.A., Uzbekistan, Vietnam and Zimbabwe*. In addition, Angola*, Burundi, Central African Republic*, Republic of the Congo, Rwanda, South Sudan*, Tanzania*, Uganda, Vietnam, and Zambia* were reported as countries of origin by fifteen RMAP certified smelters. (*Reported as a country of origin but has no known reserves of gold and/or tin.)

Official Smelter Name	RMAP Certified
Gold
Aida Chemical Industries Co., Ltd.	X
Asahi Pretec Corporation	X
Asaka Riken Co., Ltd.	X
Aurubis AG	X
CCR Refinery - Glencore Canada Corporation	X
Chimet S.p.A.	X
Heimerle + Meule GmBH	X
Heraeus Metals Ltd. Hong Kong	X
Heraeus Precious Metals GmbH & Co. KG	X
Istanbul Gold Refinery	X
JX Nippon Mining & Metals Co, Ltd.	X
LS-NIKKO Copper Inc.	X
Matsuda Sangyo Co., Ltd.	X
Metalor Technologies (Hong Kong) Ltd.	X
Metalor Technologies (Singapore) Pte., Ltd.	X
Metalor Technologies (Suzhou) Ltd.	X
Metalor Technologies SA	X

Metalor USA Refining Corporation	X
METALÚRGICA MET-MEX PEÑOLES, S.A. DE C.V	X
Mitsubishi Materials Corporation	X
Nihon Material Co., Ltd.	X
Ohura Precious Metal Industry Co., Ltd.	X
Royal Canadian Mint	X
Safimet S.p.A.	X
SEMPSA Joyería Platería SA	X
Shandong Zhaojin Gold & Silver Refinery Co. Ltd	X
Sumitomo Metal Mining Co., Ltd.	X
Tanaka Kikinzoku Kogyo K.K.	X
Umicore Brasil Ltda.	X
Umicore SA Business Unit Precious Metals Refining	X
Western Australia Mint (T/a The Perth Mint)	X
WIELAND Edelmetalle Gmbh	X
Zhongyuan Gold Smelter of Zhongjin Gold Corporation	X
Tin
Alpha	X
Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	X
China Tin Group Co., Ltd.	X
CV Ayi Jaya	X
CV Dua Sekawan	X
CV United Smelting	X
CV Venus Inti Perkasa	X
Dowa	X
EM Vinto	X
Fenix Metals	X
Gejiu Yunxin Non-Ferrous Metal Processing Co., Ltd.	X
Guangdong Hanhe Non-Ferrous Metal Co, Ltd.	X
Jiangxi New Nanshan Technology Ltd.	X
Malaysia Smelting Corporation (MSC)	X
Metallo Belgium N.V.	X
Mineração Taboca S.A.	X
Minsur	X
Mitsubishi Materials Corporation	X
O.M. Manufacturing (Thailand) Co., Ltd.	X
Operaciones Metalurgical S.A.	X
PT Aries Kencana Sejahtera	X
PTD ATD Makmur Mandiri Jaya	X
PT Bangka Prima Tin	X
PT Bankga Serumpun	X
PT Bangka Tin Industry	X
PT Belitung Industri Sejahtera	X
PT Bukit Timali	X
PT DS Jaya Abadi	X
PT Menara Cipta Mulia	X
PT Mitra Stania Prima	X
PT Panca Mega Persada	X
PT Prima Timah Utama	X
PT Rajehan Ariq	X
PT Refined Bangka Tin	X
PT Sariwiguna Binasentosa	X
PT Stanindo Inti Perkasa	X
PT Sukses Inti Makmur	X
PT Timah (Persero) Tbk Kundur	X
PT Timah (Persero) Tbk Mentok	X

PT Tinindo Inter Nusa	X
PT Tommy Utama	X
Rui Da Hung	X
Thaisarco	X
Umicore SA Business Unit Precious Metals Refining	X
White Solder Metalurgia e Mineração Ltda.	X
Yunnan Chengfeng Non-ferrous Metals, Co., Ltd.	X
Yunnan Tin Company Limited	X
Tungsten
None identified
Tantalum
None identified

V. Determination

On the basis of the due diligence measures taken, J.Crew is unable to determine with specificity the country of origin and/or SOR for the 3TG in its women’s apparel, men’s apparel, children’s apparel and accessories products.

VI. Steps to Improve Due Diligence

•	We plan to continue to communicate our expectations and information requirements to our direct suppliers.
•

We plan to continue to monitor changes in circumstances that may impact the facts or our determination. Over time, we anticipate that the amount of information globally on the traceability and sourcing of 3TG will increase and improve our knowledge.

•	We plan to continue to make inquiries to our direct suppliers and undertake additional fact and risk assessments where potentially relevant changes in facts or circumstances are identified.
•	Suppliers are expected to purchase materials from legitimate sources that can trace and verify that the materials provided are not involved in funding conflict.
•	If we become aware of a supplier whose due diligence needs improvement, we intend to continue the trade relationship provided that the supplier takes steps to improve its performance.
•	We expect our suppliers to take similar measures with their suppliers to ensure alignment throughout the supply chain.

VII. Independent Private Sector Audit

Not required for calendar year 2018.

Forward-Looking Statements:

Certain statements herein, including steps to improve due diligence, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “will,” “anticipate,” “expect,” “intend,” “plan,” and similar expressions may be used to identify these forward-looking statements. Such forward-looking statements reflect our current expectations and/or beliefs concerning future events and actions and actual events and actions may differ materially. Forward-looking statements speak as of the date of this report only. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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